EXHIBIT 14.1

CODE OF ETHICS

ALLEGRO BEAUTY PRODUCTS, INC.

Allegro Beauty Products, Inc. (the “Company”) has adopted the following code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The term ‘code of ethics’ means written standards that are reasonably designed to deter wrongdoing and to promote:

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Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

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Full, fair, accurate, timely, and understandable disclosure in reports and documents that the issuer files with, or submits to, the Commission or other regulatory bodies, and in other public communications made by the issuer; and

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Compliance with applicable laws, rules and regulations; and

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The prompt internal reporting of violations of the code to the board of directors or another appropriate person or persons; and

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Accountability for adherence to the code.

The following is the Company’s Code of Ethics:

We shall respect the spirit and letter of the laws, rules, and regulations of the United States (“US”) government and the various states government of its Union, as well as those of foreign countries in which we may operate.

We promise what we expect to deliver, make commitments that we intend to keep, not knowingly mislead others, and do not participate in or condone corrupt or unacceptable business practices or actions.

We will not receive or accept for our own benefit, either directly or indirectly, any commission, rebate, discount, gratuity or profit from any person having or proposing to have a commercial transaction with the Company, without the prior approval of our Board of Directors.

We shall comply with the spirit and the letter of all financial and regulatory disclosure obligations both in our financial and business reports.

We shall comply with the spirit and the letter of all insider trading laws of the various countries within which we are operating or intend to operate in.

We shall report fairly in accordance with US generally accepted accounting principles (“GAAP”).

We shall strive for full, fair, accurate, timely and understandable disclosure in all of our financial reports and documents that we file with, or submit to, US securities regulatory agencies as well as in all of our public communications made by us.